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Exhibit 10.56

AMENDMENT NO. 3
TO THE
WELLPOINT 401(k) RETIREMENT SAVINGS PLAN
(As Amended through January 1, 2001)

        The WellPoint 401(k) Retirement Savings Plan, as amended to January 1, 2001, is further amended effective as of February 28, 2002 to revise the Bonus Contribution provisions.

        1.    Section 2.20 defining "Participant" is expanded to include an Employee who is not employed by a Participating Company (and thus an "Eligible Employee"), but receives an allocation of the Bonus Contribution described in Section 5.10.

          2.20    "Participant"    means (i) an Eligible Employee who becomes a Participant under Article IV or Article V, (ii) an individual not described in clause (i) who had an Account balance in another tax-qualified retirement plan as of the date such plan is merged with the Plan, and (iii) an Employee of an Affiliated Company that is not a Participating Company who receives an allocation of a Bonus Contribution as described in Section 5.10. An individual described in clauses (i) through (iii) will be a Participant only for the period an Account is maintained under the Plan for such individual.

        2.    Section 5.10(b)(2) is amended to expand the potential categories of Employees eligible to receive an allocation of the Bonus Contribution.

          (2)  A "Bonus Eligible Employee" refers to each Employee of a Participating Company employed on the effective date of the Bonus Contribution (including any such Employee on an authorized leave of absence as of such effective date who returns to employment at the end of the leave), other than a Temporary Employee, a non-resident alien who receives no earned income from sources within the United States, an Employee who has not attained age 18 or an Employee whose terms of employment are governed by a collective bargaining agreement except to the extent such agreement expressly provides for an allocation of any Bonus Contribution. Notwithstanding the prior sentence, an individual employed by RightCHOICE Managed Care, Inc. or any of its subsidiaries (collectively, "RightCHOICE") on February 28, 2002 will be eligible to receive an allocation of the Bonus Contribution made as of such date provided the individual (i) is not categorized as a temporary employee by RightCHOICE and has not performed 1,000 Hours of Service during any consecutive 12-month period, (ii) is not a non-resident alien who receives no earned income from sources within the United States, and (iii) is not less than 18 years of age. An individual employed by RightCHOICE who would otherwise be eligible for an allocation of the Bonus Contribution, but is on a leave of absence on February 28, 2002, will be eligible for such an allocation if, and at such time as, he or she returns to employment with RightCHOICE at the end of the leave.

        IN WITNESS WHEREOF, WellPoint Health Networks Inc. caused this Amendment to be executed this 26th day of February, 2002.

WELLPOINT HEALTH NETWORKS INC.

By:	/s/ J. THOMAS VAN BERKEM	Date:	February 26, 2002

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AMENDMENT NO. 3 TO THE WELLPOINT 401(k) RETIREMENT SAVINGS PLAN (As Amended through January 1, 2001)